FIRST AMENDMENT TO THE
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
(“Craig Phelps)

This First Amendment (this “Amendment”) to the Amended and Restated Employment Agreement dated effective as of the 1st day of August, 2007, “the “Employment Agreement”) is effective as of the 31st day of July, 2009, (the “Effective Date”).  This Amendment is by and between Eternal Energy Corp. (the “Company”) and Craig H. Phelps (“Executive”).  The Company and Executive are all of the parties to the Employment Agreement.  This Amendment is made pursuant to the terms of the Section entitled “Amendment and Waiver” of the Paragraph in the Employment Agreement entitled “Miscellaneous.”  Capitalized terms not defined in this Amendment shall have the meaning given such terms in the Employment Agreement.

1.           The parties hereby delete the text of the Paragraph entitled “3. Term of Agreement” of the Employment Agreement in its entirety and substitute the following in its place:

“3.           Term of Agreement.  The term of this Agreement shall commence on the Effective Date and shall continue through and including July 31, 2011, subject to the provisions of the Section in this Agreement entitled “Termination or Expiration of Agreement,” (the “Term)”.  Notwithstanding the foregoing, the provisions of the Sections in this Agreement entitled “Non-competition; Secrecy,” “Representations and Warranties” and “Miscellaneous” shall survive, and continue in full force and effect, after any termination or expiration of this Agreement, irrespective of the reason for the termination or any claim that the termination was wrongful or illegal.”

2.           The parties hereby delete the text of the Section entitled “4.3 Stock Options” of the Paragraph of the Employment Agreement entitled “Compensation and Other Benefits” in its entirety and substitute the following in its place:

“4.3           Stock Options.  Not used.”

3.           The parties hereby delete the text of the Paragraph entitled “5.  Termination or Expiration of Agreement” of the Employment Agreement in its entirety and substitute the following in its place:

“5.           Termination or Expiration of Agreement.

5.1           Termination at Company’s Election.  The Company may terminate Executive’s employment at any time during the Term, for any reason or no reason, with or without Cause (as hereinafter defined), and with or without notice, subject to provisions of the Sub-sections of this Section entitled “Termination for Cause,” “Termination Without Cause” and “Severance Following a Change in Control.”

5.1.1           Termination for Cause.  If Executive’s employment is terminated for Cause “defined below), Executive shall be entitled to receive only the following:  (i) payment of Executive’s Base Salary through and including the date of termination; (ii) payment for all accrued and unused vacation time as of the date of termination, which will be paid at a rate calculated in accordance with Executive’s Base Salary at the time of termination; and (iii) reimbursement of business expenses incurred prior to the date of termination.  Except as expressly set forth in this Subsection, Executive shall not be entitled to receive any Base Salary, Fringe Benefits or severance benefits in the event Executive’s employment is terminated for Cause, except that Executive may continue to participate in the Employee Benefit Plans to the extent permitted by and in accordance with the terms of those plans or as otherwise required by law.

5.1.2           Termination Without Cause.  If Executive’s employment by the Company is terminated by the Company without Cause or if Executive’s employment is terminated for Good Reason (defined below), Executive shall receive:  (i) payment of Executive’s Base Salary through and including the date of termination; (ii) payment for all accrued and unused vacation time existing as of the date of termination, which will be paid at a rate calculated in accordance with Executive’s Base Salary at the time of termination; and (iii) reimbursement of business expenses incurred prior to the date of termination.  In addition, if the severance of Executive’s employment falls within the terms of this Subsection and if the terms of the Subsection of this Section entitled “Severance Following a Change in Control” does not apply to the severance of Executive’s employment with the Company, then, subject to the condition that Executive sign a general release of all claims in a form approved by the Company in the exercise of its sole discretion, Executive shall also receive a severance payment in an amount equal to Thirty Thousand and No/100s US Dollars ($30,000.00 USD), less applicable withholdings.

5.1.3           Severance Following a Change in Control.

A.           If, immediately prior to or within twelve months following a Change in Control (defined below): (i) Executive’s employment is terminated by the Company without Cause; or (ii) Executives’ employment is terminated for Good Reason (defined below), Executive shall receive:  (x) payment of Executive’s Base Salary through and including the date of termination; (y) payment for all accrued and unused vacation time existing as of the date of termination, which will be paid at a rate calculated in accordance with Executive’s Base Salary at the time of termination; and (z) reimbursement of business expenses incurred prior to the date of termination.  In addition, if the severance of Executive’s employment falls within the terms of this Subsection, then, subject to the condition that Executive sign a general release of all claims in a form approved by the Company in the exercise of its sole discretion, Executive shall also receive a severance payment in an amount equal to the product of two times Executive’s annual Base Salary as the same may have been changed through the date of the severance of Executive’s employment, less applicable withholdings.

B.           If Executive severs employment with the Company within sixty (60) days of a Change in Control (defined below) for any reason other than Good Reason (defined below), Executive shall receive:  (x) payment of Executive’s Base Salary through and including the date of termination; (y) payment for all accrued and unused vacation time existing as of the date of termination, which will be paid at a rate calculated in accordance with Executive’s Base Salary at the time of termination; and (z) reimbursement of business expenses incurred prior to the date of termination.  In addition, if Executive severs employment with the Company within sixty (60) days of a Change in Control for any reason other than Good Reason, then, subject to the condition that Executive sign a general release of all claims in a form approved by the Company in the exercise of its sole discretion, Executive shall also a severance payment in an amount equal to Executive’s annual Base Salary as the same may have been changed through the date of the severance of Executive’s employment, less applicable withholdings.

C.           For purposes of this Agreement, the term “Change in Control” shall mean the occurrence of any of the following events:  (i) the consummation of any transaction after the Effective Date in which any person or entity or group of related persons and/or entities becomes the beneficial owner, directly or indirectly, of securities representing more than twenty percent (20%) of the combined voting power of the Company’s outstanding voting securities, (ii) three or more directors, whose election or nomination for election is not approved by a majority of the members of the Company’s Board of Directors on the Effective Date, are elected within any twelve month period to serve on its Board of Directors, or (iii) any merger (other than a merger in which the Company is the survivor and there is no change of control pursuant to (i) or (ii) of this sentence), reorganization, consolidation, liquidation, winding up or dissolution of the Company or the sale of all or substantially all of its assets.

5.1.4           “Cause.”  As used in this Agreement, “Cause” shall be defined as:

A.           Criminal Conduct.  If Executive is convicted of a criminal offense punishable as a felony, has been convicted of any offense involving moral turpitude, dishonesty or immoral conduct, or is subject to incarceration.  For purposes of this provision, incarceration will mean any incarceration which causes the Employee to be unable to provide services to the Company for the period of incarceration;

B.           Neglect or Other Misconduct.  If Executive engages in any conduct, or fails to take any action which (1) materially and adversely effects the business or reputation of the Company; or (2) renders his continued service in employment of the Company detrimental to the ordinary, continued, or successful operation of its business, or is substantially detrimental to or materially interferes with his ability to perform his duties for the Company; or (3) constitutes the misappropriation, misuse, or misdirection of its funds or property; or (4) substantially interferes with or impairs the ordinary operation of its business; or (5) involves moral turpitude that is reasonable likely to cause material damage to the business or reputation of the Company;

C.           Absence.  If a Executive is absent from the active performance of his duties in the operation of the business on more than an occasional basis, other than with respect to approved medical or personal leave, or a disability beyond Executive's control;

D.           Violation of the Company’s Rules.  If Executive violates the Company’s material specific written rules, policies or procedures (which do not conflict with the terms of this Agreement), which in the Company’s discretion, renders his continued employment detrimental to the best interests of the Company; or

E.           Failure to Perform Duties.  If Executive fails or refuses to perform the duties reasonably required of him pursuant to the terms of this Agreement after notice and not less than fifteen (15) days opportunity to cure such failure or refusal, or if Executive takes actions reasonably calculated to cause his termination of employment, after notice and not less than fifteen (15) days opportunity to cure cease or otherwise such actions.

5.1.5           “Good Reason.”  As used in this Agreement, “Good Reason” means the occurrence of any of the following without Executive’s prior written consent and in the absence of any circumstance that constitutes Cause: (i) the regular assignment to Executive of duties materially inconsistent with the position and status of Executive; (ii) a material reduction in the nature, status or prestige of Executive’s responsibilities or a materially detrimental change in Executive’s title or reporting level, excluding for this purpose an isolated, insubstantial or inadvertent action by the Company which is remedied by the Company promptly after the Company’s receipt of written notice from Executive; (iii) a reduction by the Company of Executive’s annual Base Salary; or (iv) if Executive shall be required to perform his duties for the Company at a physical location which is more than twenty miles from 2549 West Main Street, Littleton, CO  80120 or if the Company’s principal office is moved to a location which is more than twenty miles from 2549 West Main Street, Littleton, CO  80120.

5.2           Termination upon Death or Permanent Disability.  This Agreement will terminate automatically on Executive’s death or if Executive becomes Permanently Disabled (as defined below) and the Base Salary, Fringe Benefits and other payments and benefits which Executive, or Executive’s beneficiaries or estate, shall be entitled to receive shall be determined exclusively  by operation of this Subsection.  In the event of such termination, Executive, or Executive’s beneficiaries or estate, shall be entitled to receive such amounts of the Base Salary and Fringe Benefits as would have been payable to Executive under a termination without Cause under the Subsection of this Section entitled “Termination Without Cause” as of the date of death or on which the Company determines in its reasonable discretion that Executive has become Permanently Disabled.  As used in this Agreement, “Permanently Disabled” shall mean the incapacity of Executive due to illness, accident, or any other reason to perform his duties for a period of ninety (90) days, whether or not consecutive, during any twelve month period of the Term, all as determined by the Company in its reasonable discretion.  All determinations as to the date and extent of incapacity of Executive shall be made by the Company’s Board of Directors, upon the basis of such evidence, including independent medical reports and data, as the Board of Directors in its discretion deems necessary and desirable.  All such determinations of the Board of Directors shall be final.

5.3           Termination at Executive=s Election.  Executive may resign from employment with the Company prior to the expiration of the Term for any reason by providing written notice to the Company at least thirty (30) days prior to the date selected for resignation.  If Executive resigns from employment before expiration of the Term under any circumstances other than:  (i) for Good Reason (defined above), or (ii) within sixty (60) days of a Change in Control (defined above) for any reason other than Good Reason (defined above), then Executive shall be entitled to receive only the following: (i) payment of Executive’s Base Salary through and including the date of resignation; (ii) payment for all accrued and unused vacation time existing as of the date of resignation, which will be paid at a rate calculated in accordance with Executive’s Base Salary at the time of resignation; and (iii) reimbursement of business expenses incurred prior to the date of resignation.  Except as expressly set forth in this Subsection, Executive shall not be entitled to receive any Base Salary, Fringe Benefits or severance benefits in the event Executive resigns from employment before expiration of the Term, except that Executive may continue to participate in the Employee Benefit Plans to the extent permitted by and in accordance with the terms thereof or as otherwise required by law and except as otherwise provided by this Agreement.

5.4           Termination on Expiration of Term.  If this Agreement is terminated on the expiration of the Term in accordance with the Section in this Agreement entitled “Term of Agreement,” Executive shall receive:  (i) payment of Executive=s Base Salary through and including the date of termination; (ii) payment for all accrued and unused vacation time existing as of the date of termination, which will be paid at a rate calculated in accordance with Executive=s Base Salary at the time of expiration of the Term; and (iii) reimbursement of business expenses incurred prior to the date of the expiration of the Term.  Except as expressly set forth in Subsection, Executive shall not be entitled to receive any Base Salary, Fringe Benefits or severance benefits in the event that this Agreement is terminated on the expiration of the Term in accordance with the Section in this Agreement entitled “Term of Agreement,” except that Executive may continue to participate in the Employee Benefit Plans to the extent permitted by and in accordance with the terms thereof or as otherwise required by law and except as otherwise provided by this Agreement.

4.           The parties hereby incorporate the text of the Paragraph of the Employment Agreement entitled AMiscellaneous@ into this Amendment by this reference.

5.           Except as amended by this First Amendment, the parties reconfirm the Employment Agreement.

6.           For the convenience of the parties, any number of counterparts of this Amendment may be executed by any one or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument.  The Amendment may be circulated for signature through facsimile transmission and all signatures so obtained and transmitted shall be deemed for all purposes under this Amendment to be original signatures until such time as original counterparts are exchanged by the parties.

IN WITNESS WHEREOF, the parties agree that this Amendment shall be effective as of and from and after the Effective Date.

Executive:	Eternal Energy Corp.

/s/ Craig H. Phelps	By:	/s/ Brad Colby
Craig H. Phelps		Brad Colby, Chief Executive Officer